UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 31, 2023
Date of Report (Date of earliest event reported)

Elicio Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39990	11-3430072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

451 D Street, 5th Floor Boston, Massachusetts	02210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 209-0050

Angion Biomedica Corp.
7-57 Wells Avenue
Newton, Massachusetts 02459
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ELTX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On June 1, 2023, the Delaware corporation formerly known as “Angion Biomedica Corp.” completed its previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of January 17, 2023 (the “Merger Agreement”), by and among Angion Biomedica Corp. (“Angion”), Arkham Merger Sub, Inc., a wholly owned subsidiary of Angion (“Merger Sub”), and Elicio Therapeutics, Inc. (“Elicio”), pursuant to which Merger Sub merged with and into Elicio, with Elicio surviving the merger as a wholly owned subsidiary of Angion (the “Merger”). Additionally, on June 1, 2023, the Company changed its name from “Angion Biomedica Corp.” to “Elicio Therapeutics, Inc.” (the “Company”). See Item 2.01 for additional information regarding completion of the Merger.

Item 2.01	Completion of Acquisition or Disposition of Assets

As previously disclosed, on January 17, 2023, Angion, Merger Sub and Elicio entered into the Merger Agreement. Upon the terms and subject to the satisfaction (or waiver) of the conditions described in the Merger Agreement, including the approval of the transaction by Angion’s stockholders, Merger Sub would be merged with and into Elicio, with Elicio surviving the Merger as a wholly owned subsidiary of Angion. The Merger intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. In connection with the Merger, certain officers, directors and stockholders of Elicio and continuing directors of Angion entered into lock-up agreements, pursuant to which they accepted certain restrictions on transfers of the shares of the Company for the 180-day period following the effective time of the Merger.

On June 1, 2023, in connection with the transactions contemplated by the Merger Agreement and following a special meeting of Angion’s stockholders (the “Special Meeting”), Angion filed certificates of amendment to its Certificate of Incorporation (the “Angion Charter”) (i) effecting a reverse stock split of Angion’s common stock, par value $0.01 per share (“Angion common stock”), at a ratio of 10:1 (the “Reverse Stock Split”) (the “Reverse Stock Split Amendment”) and (ii) allowing for the exculpation of specified executive officers for certain breaches of fiduciary duty (the “Officer Exculpation Amendment”).

On June 1, 2023, Angion, Merger Sub and Elicio consummated the transactions contemplated by the Merger Agreement. Pursuant to the Certificate of Merger, which became effective at 4:03 pm Eastern Time on June 1, 2023 (the “Merger Certificate”), Merger Sub was merged with and into Elicio and Elicio became a wholly owned subsidiary of the Company. At the effective time of the Merger, each outstanding share of Elicio capital stock (after giving effect to the automatic conversion of all shares of Elicio preferred stock into shares of Elicio common stock and excluding any shares held as treasury stock by Elicio or held or owned by Angion or any subsidiary of Angion or Elicio and any dissenting shares) was converted into the right to receive 0.0181 shares of Angion common stock, which resulted in the issuance by Angion of an aggregate of 5,375,751 shares of Angion common stock to the stockholders of Elicio (the “Exchange Shares”). The issuance of the Exchange Shares was registered with the SEC on a Registration Statement on Form S-4, as amended (Reg. No. 333-269741) (the “Registration Statement”). The shares of Angion common stock listed on the Nasdaq Global Select Market, previously trading through the close of business on June 1, 2023 under the ticker symbol “ANGN,” commenced trading on the Nasdaq Global Market on June 2, 2023, under the ticker symbol “ELTX.” The common stock has a new CUSIP number, 28657F103. In addition, Angion assumed the Elicio 2022 Equity Incentive Plan and the Elicio 2012 Equity Incentive Plan (the “Elicio Plans”) and each outstanding and unexercised option to purchase Elicio common stock and each outstanding and unexercised warrant to purchase Elicio capital stock were adjusted with such stock options and warrants henceforth representing the right to purchase a number of shares of the Company’s common stock equal to 0.0181 multiplied by the number of shares of Elicio common stock previously represented by such options and warrants.

The Merger was treated as a reverse recapitalization under U.S. generally accepted accounting principles. Elicio is considered the accounting acquirer for financial reporting purposes.

Immediately following to the consummation of the Merger, Angion filed a certificate of amendment (the “Name Change Amendment”) to the Angion Charter changing its name from “Angion Biomedica Corp.” to “Elicio Therapeutics, Inc.”

Following the consummation of the Merger, the business previously conducted by Elicio became the business conducted by the Company, which is now a clinical-stage biopharmaceutical company advancing Elicio’s proprietary lymph node-targeting Amphiphile (AMP) technology to develop immunotherapies, with a focus on ELI-002, a therapeutic cancer vaccine targeting mKRAS-driven tumors. The Company’s headquarters are located in Boston, Massachusetts (Elicio’s former headquarters).

Immediately following the consummation of the Merger, there were approximately 9.7 million shares of the Company’s common stock outstanding on a fully-diluted basis, with prior Elicio equityholders collectively owning approximately 65.2% of the Company and prior Angion equityholders collectively own approximately 34.8% of the Company, in each case on a fully diluted basis.

The foregoing descriptions of the Merger Agreement, the Merger Certificate, the Reverse Stock Split Amendment, the Officer Exculpation Amendment and the Name Change Amendment do not constitute a complete summary of the terms of the Merger Agreement, the Merger Certificate, the Reverse Stock Split Amendment, the Officer Exculpation Amendment or the Name Change Amendment, and are qualified in their entirety by reference to the full text of the Merger Agreement, the Merger Certificate, the Reverse Stock Split Amendment, the Officer Exculpation Amendment and the Name Change Amendment, copies of which are attached to this Current Report on Form 8-K as Exhibits 2.1, 3.2, 3.3, 3.4 and 3.5 hereto and are incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 2.01 of this Current Report on Form 8-K regarding the Reverse Stock Split Amendment and the Officer Exculpation Amendment is incorporated by reference herein.

As previously disclosed, at the Special Meeting, Angion’s stockholders approved the Reverse Stock Split Amendment to effect the Reverse Stock Split and the Officer Exculpation Amendment to allow for the exculpation of specified executive officers for certain breaches of fiduciary duty.

On June 1, 2023, in connection with the Merger, Angion filed the Reverse Stock Split Amendment effecting the Reverse Stock Split and the Officer Exculpation Amendment allowing for the exculpation of specified executive officers for certain breaches of fiduciary duty. As of the opening of trading on The Nasdaq Global Market on June 2, 2023, the Company’s common stock began to trade on a Reverse Stock Split-adjusted basis under the ticker symbol “ELTX”.

As a result of the Reverse Stock Split, the number of issued and outstanding shares of Angion common stock immediately prior to the Reverse Stock Split was reduced into a smaller number of shares, such that every 10 shares of Angion common stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of Angion’s common stock after the Reverse Stock Split.

No fractional shares were issued in connection with the Reverse Stock Split. In accordance with the Reverse Stock Split Amendment, each stockholder who would otherwise be entitled to a fraction of a share of Angion’s common stock upon the consummation of the Reverse Stock Split (after taking into account all fractional shares of Angion’s common stock otherwise issuable to such holder) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fractional shares to which the stockholder would otherwise be entitled multiplied by $9.80, the closing price of Angion common stock on the Nasdaq Global Select Market on the date immediately preceding the effective time of the Reverse Stock Split (as adjusted to give effect to the Reverse Stock Split).

In accordance with the Reverse Stock Split Amendment, no corresponding adjustment was made with respect to the Company’s authorized shares of common stock or preferred stock. The Reverse Stock Split has no effect on the par value of the Company’s common stock or preferred stock.   Immediately after the Reverse Stock Split and prior to the consummation of the Merger, each stockholder’s percentage ownership interest in Angion and proportional voting power remained unchanged, other than as a result of the rounding to eliminate fractional shares, as described in the preceding paragraph.  The rights and privileges of the holders of shares of Angion common stock were unaffected by the Reverse Stock Split.

The foregoing description of the Reverse Stock Split Amendment is not complete and is subject to and qualified in its entirety by reference to the Reverse Stock Split Amendment, a copy of which is attached as Exhibit 3.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 4.01	Change in Registrant’s Certifying Accountant.

(a) On June 1, 2023, the Audit Committee (the “Audit Committee”) of the board of directors of the Company approved the dismissal of Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm, effective immediately.

The reports of Moss Adams on the Company’s financial statements for each of the two fiscal years ended December 31, 2022 and December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s financial statements for each of the two fiscal years ended December 31, 2022 and December 31, 2021, and in the subsequent interim period through June 1, 2023, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and Moss Adams on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Moss Adams, would have caused Moss Adams to make reference to the subject matter of the disagreement in their reports.

The Company provided Moss Adams with a copy of the disclosures it is making in this Current Report on Form 8-K and requested that Moss Adams furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements contained herein.

A copy of Moss Adams’ letter, dated June 1, 2023, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b) On June 1, 2023, the Audit Committee approved, on behalf of the Company, the engagement of Baker Tilly US, LLP (“Baker Tilly”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Prior to the completion of the Merger, Baker Tilly served as the auditor of Elicio since its inception.

During the years ended December 31, 2022 and 2021, and the subsequent interim period through June 1, 2023, neither Angion nor anyone on its behalf consulted with Baker Tilly, regarding either (i) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on Angion’s financial statements, and neither a written report nor oral advice was provided to Angion that Baker Tilly concluded was an important factor considered by Angion in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Item 5.01	Changes in Control of Registrant

To the extent required by Item 5.01 of Form 8-K, the disclosures contained in Items 2.01 and 5.02 of this Current Report on Form 8-K are incorporated herein by reference.

Immediately following the consummation of the Merger, the prior Elicio equityholders collectively owned approximately 65.2% of the Company and the prior Angion equityholders collectively owned approximately 34.8% of the Company, in each case on a fully diluted basis. In addition, the nine-member board of directors of the Company includes six individuals who are designees of Elicio and served as members of the board of directors of Elicio immediately prior to the Merger. These directors possess a majority control of the board of directors of the Company.

In accordance with the Merger Agreement, on June 1, 2023, immediately prior to the effective time of the Merger, each of Victor F. Ganzi, J.D., Itzhak D. Goldberg, M.D. and Gilbert S. Omenn, M.D., Ph.D. resigned from the Company’s board of directors and any respective committees of the board of directors to which they belonged.  Following such resignation, at the effective time of the Merger, on June 1, 2023, the Company’s board of directors and its committees were reconstituted, with Robert Connelly, Yekaterina (Katie) Chudnovsky and Allen R. Nissenson, M.D. being appointed as Class I directors of the Company whose terms expire at the Company’s 2024 annual meeting of stockholders; Robert R. Ruffolo, Jr., PhD, FCPP, Assaf Segal and Karen J. Wilson being appointed as Class II directors of the Company whose terms expire at the Company’s 2025 annual meeting of stockholders; and Julian Adams, Ph.D., Jay R. Venkatesan, M.D. and Carol Ashe being appointed as Class III directors of the Company whose terms expire at the Company’s 2026 annual meeting of stockholders, and Dr. Adams was appointed Chair of the Company’s board of directors.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Resignation of Directors and Termination of Executive Officers

In accordance with the terms of the Merger Agreement, (i) each of Victor F. Ganzi, J.D., Itzhak D. Goldberg, M.D. and Gilbert S. Omenn, M.D., Ph.D., resigned from Angion’s board of directors and any respective committee membership of Angion’s board of directors, effective as of the effective time of Merger and (ii) each of Gregory S. Curhan, Angion’s Chief Financial Officer and Jay R. Venkatesan, M.D., were terminated as employees of the Company effective as of the effective time of the Merger. Ms. Rhodes, the former Executive Vice President, Chief Business Officer, General Counsel, Chief Compliance Officer and Corporate Secretary, will step down from each such respective role, but will continue to be employed by the Company for a period of 30 days.

Angion Biomedica Corp. Retention Bonus Plan

Upon the consummation of the Merger, participants in the Angion Biomedica Corp. Retention Bonus Plan, including Dr. Venkatesan and Ms. Rhodes, received the payments and other benefits provided for in that plan, which was previously described in the Current Report on Form 8-K filed by Angion on January 17, 2023.

Appointment of Directors and Executive Officers

At the effective time of the Merger, the Company’s board of directors (and its committees) and executive officers were reconstituted to include the following directors and executive officers:

Name	Age	Position
Executive Officers
Robert Connelly	63	Chief Executive Officer, President and Class I Director
Brian Piekos	48	Chief Financial Officer
Christopher Haqq, M.D., Ph.D.	57	Executive Vice President, Head of Research and Development
		and Chief Medical Officer
Annette Matthies, Ph.D.	46	Chief Business Officer
Peter DeMuth, Ph.D.	37	Chief Scientific Officer

Non-Employee Directors
Julian Adams, Ph.D.	68	Chair of the Board and Class III Director
Jay R. Venkatesan, M.D.	51	Class III Director
Carol Ashe	65	Class III Director
Yekaterina (Katie) Chudnovsky	38	Class I Director
Robert R. Ruffolo, Jr., Ph.D., FCPP	73	Class II Director
Assaf Segal	51	Class II Director
Karen J. Wilson	60	Class II Director
Allen R. Nissenson, M.D.	76	Class I Director

Class I directors have a term expiring in 2024, Class II directors have a term expiring in 2025 and Class III directors have a term expiring in 2026.

The members of the Audit Committee are Karen J. Wilson (Chair), Julian Adams, Ph.D. and Assaf Segal. The members of the Compensation Committee are Carol Ashe (Chair), Allen R. Nissenson, M.D. and Robert R. Ruffolo, Jr., Ph.D., FCPP. The members of the Nominating and Corporate Governance Committee are Julian Adams, Ph.D. (Chair), Carol Ashe, Yekaterina (Katie) Chudnovsky and Karen J. Wilson.

Pursuant to the terms of the Merger Agreement, each of (i) Robert Connelly, Julian Adams, Ph.D., Carol Ashe, Yekaterina (Katie) Chudnovsky, Robert R. Ruffolo, Jr., Ph.D., FCPP and Assaf Segal were appointed to the board of directors of the Company as designees of Elicio and (ii) Jay Venkatesan, M.D., MBA, Karen J. Wilson, and Allen R. Nissenson, M.D. remained on the board of directors of the Company as designees of Angion. Each of the non-employee directors of the Company will be eligible to receive compensation pursuant to the Company’s non-employee director compensation policy.

Executive Officers

Robert Connelly has served as Elicio’s Chief Executive Officer and as a member of Elicio’s board of directors since October 2018. Mr. Connelly has nearly 40 years of experience in the life sciences sector in leadership and operational roles. From 2013 to 2018, Mr. Connelly served as the CEO and as a member of the board of Axcella Health Inc. (Nasdaq: AXLA), a clinical-stage therapeutics company developing endogenous modulators of metabolism to treat an array of diseases. Prior to Axcella, Mr. Connelly served as the founding CEO of WikiCell Designs and the Chairman of Aero Designs, each utilizing drug delivery technologies to create new food, beverage and supplement product, both of which merged into Incredible Foods in 2013. Prior to that, Mr. Connelly served as the CEO of Pulmatrix, Inc. (Nasdaq: PULM), a clinical-stage biopharmaceutical company developing inhaled therapies to address pulmonary diseases, from 2007 to 2012. From 2000 to 2007, Mr. Connelly served as the founding CEO and first employee of Domantis Ltd., a U.K.-based biotechnology company, which was acquired by GlaxoSmithKline plc. He began his career with life science companies Abbott Laboratories (NYSE: ABT) and BioVeris Corp (Nasdaq: IGEN) in positions of increasing responsibility. Mr. Connelly previously served on the boards of publicly traded life science companies Kaleido Biosciences, Inc. (Nasdaq: KLDO) from 2015 to 2018 and Anchiano Therapeutics Ltd. (Nasdaq: ANCN) from 2018 to 2019, as well as on the boards of several privately held biopharmaceutical companies. He also served as a Venture Partner with Flagship Pioneering from 2013 to 2018, working on the creation and management of several biotechnology portfolio companies. Mr. Connelly received a B.S. in Business Administration from the University of Florida.

The Company’s board of directors believes that Mr. Connelly is qualified to serve as a director based on his role as the Company’s Chief Executive Officer and his extensive management experience in the life sciences industry

Brian Piekos has served as Elicio’s Chief Financial Officer since May 2023. From February 2021 to May 2023, Mr. Piekos served as Chief Financial Officer of Gemini Therapeutics, Inc., a clinical-stage precision medicine company (“Gemini”), and held the additional title of Chief Business Officer of Gemini from October 2021 to May 2023. Mr. Piekos has more than 20 years of experience in industry and finance. Previously, Mr. Piekos served in a variety of roles of increasing responsibility at AMAG Pharmaceuticals, Inc., from September 2015 to November 2020, most recently as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining AMAG, he held leadership roles in Corporate Finance, Tax and Treasury at Cubist Pharmaceuticals, Inc. from August 2010 to February 2015. Mr. Piekos began his career as a healthcare investment banker at Needham & Company and Leerink Partners, now SVB Securities. Mr. Piekos earned his MBA from the Simon Business School at the University of Rochester. He obtained an M.S. in molecular biology from the University of Massachusetts Medical School and a B.A. in biochemistry from Ithaca College.

Christopher Haqq, M.D., Ph.D. has served as Elicio’s Executive Vice President, Head of Research and Development and Chief Medical Officer since October 2019. Dr. Haqq brings over 20 years of drug development leadership experience at both large and small biotechnology companies. From 2017 to 2019, Dr. Haqq served as the Executive Vice President and CSO of Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a biotechnology company focused on T-cell immunotherapy, where he previously served as the first CMO from 2012 to 2017. From 2007 to 2011, Dr. Haqq was the lead medical monitor for the pivotal trial leading to marketing approval for Zytiga® at Cougar Biotechnology, Inc., a cancer-focused biotechnology company that was acquired by Johnson & Johnson (NYSE: JNJ) in 2009. Prior to that time, Dr. Haqq served in drug development roles at Amgen Inc. (Nasdaq: AMGN), a biotechnology company, and practiced as a medical oncologist and led a translational science laboratory as an Assistant Adjunct Professor in the Division of Hematology/Oncology at the University of California, San Francisco. Dr. Haqq received a B.S. from Stanford University and an M.D. and a Ph.D. from Harvard Medical School.

Annette M. Matthies, Ph.D. has served as Elicio’s Chief Business Officer since January 2021. Dr. Matthies brings nearly 20 years of biotechnology experience in corporate strategy, business development, new product planning, and private and public fund raising. From 2016 to 2019, Dr. Matthies served as the Vice President of Corporate Development at eFFECTOR Therapeutics, Inc., a biopharmaceutical company focused on new treatments for cancer, where she led business development activities. Prior to eFFECTOR, Dr. Matthies served as the Senior Director of Corporate Development at Receptos, Inc., which was subsequently acquired by Celgene Corporation, from 2012 to 2015. From 2010 to 2011, Dr. Matthies served as Associate Director of New Product Planning at Abbott Laboratories (NYSE: ABT) following the acquisition of Facet Biotech Corporation, in a post-acquisition integration role to transition new product planning practices to Abbott’s newly formed Global Strategy, Marketing and Services team. Prior to Abbott, she held positions of increasing responsibility in business development and market research at Facet Biotech and Biogen Inc. (Nasdaq: BIIB). Dr. Matthies began her career as a strategy consultant in the Life Sciences practice of L.E.K. Consulting. She received a B.A. in Biology from Augustana College and a Ph.D. in Immunology, Microbiology and Virology at Loyola University and completed a post-doctoral fellowship in bioengineering at the Swiss Federal Institute of Technology, ETH Zurich and EPFL.

Peter DeMuth, Ph.D. has served as Elicio’s Chief Scientific Officer since January 2022. Dr. DeMuth brings over 15 years of biotechnology experience in oncology, immunology and materials science. From June 2013 to August 2017, Dr. DeMuth served as a Scientist at Elicio. In late 2017, Dr. DeMuth began to hold roles of increasing responsibility at Elicio, where he served as Director of Research from August 2017 to November 2018, and then as Vice President of Research from November 2018 to January 2022, prior to his current role as Chief Scientific Officer. Prior to joining Elicio, Dr. DeMuth oversaw efforts to develop novel technologies for vaccine delivery at the Massachusetts Institute of Technology’s Koch Institute for Integrative Cancer Research in affiliation with the Ragon Institute of Massachusetts General Hospital, MIT, and Harvard University, where he received recognition from the National Science Foundation, the American Chemical Society, and the Thomas and Stacy Siebel Foundation. In 2015, Dr. DeMuth received the Quadrant Award from Quadrant AG, a global manufacturer and innovator in polymer materials science, for research he completed while at the Koch Institute at MIT. Dr. DeMuth has also been an NIH Fellow at the Whitehead Institute for Biomedical Research and a research fellow at Novartis Vaccines and Diagnostics. As a Howard Hughes Research Fellow at the University of Maryland, he was awarded the University Medal for his development of advanced technologies for oncology therapeutics. Dr. DeMuth received a B.S. in Chemical Engineering and B.S. in Biochemistry from the University of Maryland, College Park in 2008, and a Ph.D. in Biological Engineering from the Massachusetts Institute of Technology in 2013.

Non-Employee Directors

Jay R. Venkatesan, M.D. was appointed Chairman of the Angion board of directors in January 2022, and he has been Angion’s President and Chief Executive Officer and director since May 2018. Dr. Venkatesan has served as a Managing Partner of Alpine BioVentures, an investment firm since July 2015. From July 2015 to August 2018, Dr. Venkatesan served as President of Alpine Immune Sciences, an immunotherapy company that he co-founded as a Managing Partner of Alpine BioVentures, and also served as its Chief Executive Officer from July 2015 to June 2016. Additionally, as Managing Partner of Alpine BioVentures, from January 2014 to August 2014, Dr. Venkatesan served as Founder and Chief Executive Officer of Alpine BioSciences, a biotechnology company, which was acquired by Cascadian Therapeutics, where he then served as Executive Vice President and General Manager from August 2014 to May 2015 (subsequently acquired by Seagen, Inc.). Since January 2008, Dr. Venkatesan has served as the founder and managing member of Ayer Capital, a global healthcare fund. Prior to that, he served as a director at Brookside Capital, part of Bain Capital, where he co-managed healthcare investments. He was also a consultant at McKinsey & Co., a consulting firm, and a venture investor with Patricof & Co. Ventures (now Apax Partners), an investment firm. Dr. Venkatesan has served on the board, of Alpine Immune Sciences, Inc. (Nasdaq: ALPN) since June 2015. Dr. Venkatesan previously served on the board of Exicure Inc. (Nasdaq: XCUR) from March 2014 to December 2020 and Iovance Biotherapeutics Inc. (Nasdaq: IOVA) from September 2013 to March 2018. He has an M.D. from the University of Pennsylvania School of Medicine, an M.B.A. from The Wharton School of the University of Pennsylvania, and a B.A. from Williams College.

The Company’s board of directors believes that Dr. Venkatesan is qualified to serve as a director based on his experience serving in leadership positions in biotechnology companies, as well as the operational expertise and continuity that he brings to the Company’s board of directors.

Julian Adams, Ph.D. has served as Chairman of Elicio’s board of directors since 2017. Dr. Adams was previously the Chief Executive Officer of Gamida Cell Ltd (Nasdaq: GMDA), a clinical-stage biopharmaceutical company working to develop cell therapies for hematologic cancers and rare, serious hematologic diseases, from November 2017 to November 2022. Prior to Gamida Cell, Dr. Adams was President and CSO at Clal Biotechnology Industries, or CBI (TASE: CBI), from January 2017 to November 2017. Before joining CBI, Dr. Adams served as President of Research and Development at Infinity Pharmaceuticals, Inc. (Nasdaq: INFI) from 2003 to 2017, and also as its CSO from 2006 to 2010 where he built and led the company’s R&D efforts. From 1999 to 2003, Dr. Adams served as Senior Vice President, Drug Discovery and Development at Millennium Pharmaceuticals, Inc., now part of Takeda Pharmaceutical Company Limited, where he played a key role in the discovery of Velcade® (bortezomib), a therapy widely used for treatment of the blood cancer, multiple myeloma. Earlier in his career, he was credited with discovering Viramune® (nevirapine) for HIV at Boehringer Ingelheim. He has also held senior leadership roles in research and development at LeukoSite, Inc. and ProScript. Dr. Adams previously served on the board of Pieris Pharmaceuticals, Inc. (Nasdaq: PIRS) from 2016 to 2018 and Neon Therapeutics, Inc., now BioNTech SE (Nasdaq: BNTX) from 2017 to 2018. Dr. Adams earned a B.S. from McGill University, where he also was awarded an honorary Sc.D, and a Ph.D. from the Massachusetts Institute of Technology.

The Company’s board of directors believes that Dr. Adams is qualified to serve as a director based on his extensive science background and professional experience.

Carol Ashe has served as a member of Elicio’s board of directors since August 2020. Ms. Ashe has been the CBO at the New York Genome Center, an independent, non-profit academic research institution focused on the advancement of genomic science and its application to drive novel biomedical discoveries with particular focus in the areas of neurodegenerative disease, neuropsychiatric disease, and cancer, since 2014. Previously, she served as Vice President of Corporate Development for Endo Pharmaceuticals’ (Nasdaq: ENDP) branded, generic and platform drug delivery pharmaceutical business units from 2011 to 2013; a Partner at SR One, the corporate venture capital fund of GlaxoSmithKline (NYSE:GSK), or GSK, from 2008 to 2010; and head of GSK’s US Corporate Legal Group supporting US-based mergers, acquisitions and equity investments from 2007 to 2008. Prior to that, Ms. Ashe led GSK’s global Business Development Transactions Legal Team supporting both the pharmaceutical and consumer healthcare business units for many years until 2007. She has served on the board of Aptose Biosciences Inc. (TSX: APS, Nasdaq: APTO), a clinical stage biotechnology company, since 2018. Ms. Ashe received a B.S. in Biology from Pennsylvania State University, a J.D. from Villanova University School of Law and is a registered patent attorney.

The Company’s board of directors believes that Ms. Ashe is qualified to serve as a director due to her extensive experience in the pharmaceutical biotechnology industry in business development and as legal counsel for business development transactions and patent matters.

Yekaterina (Katie) Chudnovsky has served as a member of Elicio’s board of directors since October 2022. Since 2009, Ms. Chudnovsky has served as General Counsel for an international privately-held technology firm, overseeing intellectual property, trademarks, technology acquisition, and mergers & acquisitions. Ms. Chudnovsky is Chairperson of the GI Research Foundation (GIRF) for the University of Chicago Digestive Diseases Center. She has served on the GIRF board for the past 11 years, becoming President in 2019. Her work with GIRF contributes to raising over $3 million annually to support the physicians and scientists at the University of Chicago and beyond. Ms. Chudnovsky is an active Board member of XCures, a privately-held technology company working to advance cancer research and patient outcomes. Ms. Chudnovsky has a particular interest in cancer research and personalized cancer vaccines, and is a frequent investor and donor in the space. Prior to her current roles, she began her legal career at Thomas Coburn Fagel Haber, with a focus on corporate law, real estate, mergers and acquisitions, bankruptcy, and business banking. Ms. Chudnovsky received a B.A. in political science and Slavic literature from Northwestern University, and a J.D. from DePaul University.

The Company’s board of directors believes that Ms. Chudnovsky is qualified to serve as a director due to her  experience in the healthcare industry and her legal background.

Robert R. Ruffolo, Jr., Ph.D. served as a member of  Elicio’s board of directors since 2018. Dr. Ruffolo has operated Ruffolo Consulting, LLC, a consulting firm advising large pharmaceutical and biotechnology companies, since 2008. Previously, Dr. Ruffolo served as President of Research and Development and as Corporate Senior Vice President of Wyeth Pharmaceuticals Inc. (now Pfizer Inc. (NYSE: PFE)) from 2002 through 2008. From 2000 to 2002 he served as an Executive Vice President at Wyeth Pharmaceuticals, where he was responsible for Pharmaceutical Research and Development. Prior to joining Wyeth Pharmaceuticals, Dr. Ruffolo spent 17 years at SmithKline Beecham Pharmaceuticals plc (now GlaxoSmithKline plc (NYSE:GSK)) where he was Senior Vice President and Director of Biological Sciences, Worldwide from 1984 to 2000. Before joining SmithKline Beecham Pharmaceuticals plc, Dr. Ruffolo spent six years at Eli Lilly and Company (NYSE: LLY) from 1978 to 1984 where he was Chairman of the Cardiovascular Research Committee. Dr. Ruffolo currently serves on the boards of directors of Sigilon Therapeutics, Inc. (Nasdaq: SGTX) and several private companies. He received a B.S. in Pharmacy and a Ph.D. in Pharmacology from The Ohio State University.

The Company’s board of directors believes that Dr. Ruffolo is qualified to serve as a director due to his extensive experience in the pharmaceutical industry and his technical and management expertise in product discovery and development.

Assaf Segal has served as a member of Elicio’s board of directors since June 2022. Mr. Segal has served, since July 2022, as the Chief Executive Officer at Clal Biotechnology (“CBI”), a publicly traded life sciences investment company. Mr. Segal serves as a board member of several companies, including Biokine therapeutics Ltd., eXIthera Pharmaceuticals Inc., MediWound Ltd. (Nasdaq: MDWD), Colospan Ltd., FDNA Inc., and Clal Life Sciences L.P. Mr. Segal served as Chief Financial Officer of CBI from July 2015 until June 2022. Prior to that time, Mr Segal was a Partner at Variance Economic Consulting Ltd., from 2004 until June 2015, where he provided in-depth consulting for international and local clients in a wide range of industries, including telecommunications, internet, medical technologies, biotech, and financial sectors. Previously, Mr. Segal held a managerial position at PriceWaterhouseCoopers Corporate Finance and was an Economic Department manager at the North American division of Amdocs Inc. (NYSE: DOX). His experience also includes risk management and house account (Nostro) trading at the Union Bank of Israel and serving as an economist for capital markets in the Research Department of the Bank of Israel. Mr. Segal also has many years of experience in economic consulting and company valuations, joint ventures and financial instruments for investments, M&A, and IPOs. He has over 20 years of experience in economic consulting for international organizations in the Bio-Tech sector as well as in Hi-Tech, financial and other sectors. Mr. Segal is a co-founder of Nextrade Ltd., which earned over $20M annual revenues and grew to 120 employees, and Solid Capital, a financial software start-up company. Mr. Segal holds a B.A. in Economics and Statistics and an M.B.A. (Finance and Information Systems) from the Hebrew University of Jerusalem.

The Company’s board of directors believes that Mr. Segal is qualified to serve as a director due to his years of experience in the venture capital and healthcare industries.

Karen Wilson has been a member of Angion’s board of directors since April 2020. Ms. Wilson is also currently a member of the boards of directors of Connect Biopharma, and LAVA Therapeutics. Ms. Wilson also served as a member of the board of directors of Vaxart, Inc. between August 2020 to August 2022. Ms. Wilson previously served as Senior Vice President of Finance at Jazz Pharmaceuticals plc, a biopharmaceutical company, until September 2020 after serving as Principal Accounting Officer and Vice President of Finance. Prior to joining the Jazz Pharmaceuticals organization in February 2011, she served as Principal Accounting Officer and Vice President of Finance at PDL BioPharma, Inc., a life sciences company. She also previously served as a Principal at the consulting firm of Wilson Crisler LLC, Chief Financial Officer of ViroLogic, Inc., a biosciences company, Chief Financial Officer and Vice President of Operations for Novare Surgical Systems, Inc., a medical device manufacturer, and as a consultant and auditor for Deloitte & Touche LLP, a professional services firm. Ms. Wilson is a Certified Public Accountant and received a B.S. in Business from the University of California, Berkeley.

The Company’s board of directors believes that Ms. Wilson is qualified to serve as a director due to her extensive background in financial and accounting matters for public companies and her leadership experience in the life science industry.

Allen R. Nissenson, M.D. has been a member of Angion’s board of directors since January 2020. He completed serving as the Emeritus Chief Medical Officer of DaVita Kidney Care in January 2022, where he has served since January 2020 and where he previously served as Chief Medical Officer from August 2008 to January 2020. He is currently an Emeritus Professor of Medicine at the David Geffen School of Medicine at UCLA, where he has served since August 2008 and where he previously served as Director of the Dialysis Program from July 1977 to August 2008 and Associate Dean from July 2005 to August 2008. Dr. Nissenson is also currently on the board of directors of Rockwell Medical Inc., a public biopharmaceutical company, which he joined in June 2020 and Diality, a private technology development company. Dr. Nissenson is a past chair of Kidney Care Partners and past co-chair of the Kidney Care Quality Alliance. He is a former president of the Renal Physicians Association (RPA) and current member of the Government Affairs Committee. Dr. Nissenson also previously served as president of the Southern California End-Stage Renal Disease Network, as well as chair of the Medical Review Board. He served as a Robert Wood Johnson Health Policy Fellow of the National Academy of Medicine from 1994 to 1995 and worked in the office of the late Senator Paul Wellstone. Dr. Nissenson has an M.D. from Northwestern University Medical School and is the recipient of various awards, including the President’s Award of the National Kidney Foundation, the Lifetime Achievement Award in Hemodialysis, the American Association of Kidney Patients’ (AAKP) Medal of Excellence Award and, in 2017, the RPA Distinguished Nephrology Service Award.

The Company’s board of directors believes that Dr. Nissenson is qualified to serve as a director due to his years of experience in the healthcare industry.

Family Relationships

There are no family relationships among any of the Company’s directors and executive officers. Except as described above, there are no arrangements or understandings with another person under which the Company’s directors and executive officers were or are to be selected as a director or executive officer. Additionally, no director or executive officer of the Company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Affiliations with 5% Stockholders

Assaf Segal is the Chief Executive Officer of Clal Biotechnology Industries, Ltd. (“CBI”), a greater than 5% stockholder, but does not have voting or investment control over the securities of the combined company owned by CBI.

Yekaterina (Katie) Chudnovsky is the sole member and manager of GKCC, LLC, a greater than 5% stockholder, and may be deemed to beneficially own the shares held by GKCC, LLC.

A summary of transactions between the Company and CBI and GKCC, LLC is included in the Registration Statement under the section “Related Person Transactions of the Combined Company—Elicio Related Party Transactions”. Other than as described therein, none of the Company's newly appointed directors or executive officers has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Employment Agreements

Elicio previously entered into an employment agreement with Robert Connelly, dated as of November 15, 2018; and offer letters with Brian Piekos, dated as of May 9, 2023, Christopher Haqq, Ph.D. dated as of September 29, 2019 and Annette Matthies, Ph.D., dated as of January 12, 2021 (collectively, referred to as the “Elicio Executive Agreements” and each of Mr. Connelley, Mr. Piekos, Dr. Haqq and Dr. Matthies referred to as a “Elicio executive officer”). Such Elicio Executive Agreements remained effective following the effective time of the Merger and are described below. The employment of each Elicio executive officer is at will.

Robert Connelly

Pursuant to the terms of Mr. Connelly’s employment agreement, Mr. Connelly is entitled to an initial annual base salary of $450,000, is eligible to receive an annual performance bonus with a target achievement of 40% of his base salary, as determined by the Company’s board, and an initial stock option grant, which was granted on November 15, 2018 covering 2,154,276 shares of Elicio common stock. Mr. Connelly exercised this option in September 2020. Mr. Connelly was granted an additional stock option grant on September 8, 2020 covering 1,500,000 shares of Elicio common stock and an additional stock option grant on November 28, 2022 covering 8,171,995 shares of Elicio common stock. Mr. Connelly’s base salary is reviewed annually by the board of directors and the board of directors may, but is not required to, commencing in January 2020, increase his base salary at its discretion. For the year ended December 31, 2022, Mr. Connelly’s annual base salary was $475,000. If Mr. Connelly is terminated by the Company without cause or resigns for good reason (each as defined in his employment agreement), in addition to any earned base salary and unused vacation benefits, Mr. Connelly is entitled to receive continued base salary for six months following his termination of employment in exchange for his execution of a release of claims and a 12-month non-competition agreement.

Brian Piekos

Pursuant to the terms of Mr. Piekos’ offer letter, Mr. Piekos is entitled to an initial annual base salary of $435,000, is eligible to receive an annual performance bonus with a target achievement of 40% of his base salary, as determined by the Company’s board of directors, and an initial stock option grant, which was granted on June 1, 2023 covering 75,484 shares of common stock of the Company. The option will vests as to 25% of the option shares on May 15, 2024 with the remainder vesting in 36 equal monthly installments at the end of each month thereafter, subject to Mr. Piekos’ continued service to the Company through the applicable vesting dates, and provided that in the event there is a change of control of the Company, followed by a subsequent termination of Mr. Piekos’ employment without cause (or a material diminishment of his role) within 12 months of the change of control, any unvested options granted will immediately vest. In addition, subject to the approval of the board of directors, Mr. Piekos will be eligible to receive an annual option award in 2024 to acquire a number of shares of Company common stock equal to 0.45% of the then total shares outstanding of common stock of the Company, subject to such time and performance vesting as determined by the board of directors at the time of the grant. If Mr. Piekos’ employment is terminated by the Company without cause, in addition to any earned base salary and accrued obligations, Mr. Piekos is entitled to receive continued base salary and health care benefits for nine months following his termination of employment in exchange for his execution of a release of claims, provided that if Mr. Piekos’ employment is terminated without cause within three months prior to and 12 months following a change of control, he will be entitled to 12 months of salary and continued health care benefits and an amount equal to his then target bonus.

Dr. Christopher Haqq

Pursuant to the terms of Dr. Haqq’s offer letter, Dr. Haqq is entitled to an annual base salary of $430,000, which is subject to modification from time to time at the discretion of the board of directors, is eligible to receive an annual performance bonus with a target achievement of 40% of his base salary, as determined by Elicio’s board of directors, and an initial grant of RSUs, which was granted on October 9, 2019 covering 1,426,423 shares of Elicio common stock and an additional grant of RSUs, which was granted on March 11, 2021 covering 839,142 shares of Elicio common stock. Dr. Haqq was also granted a stock option grant on March 31, 2022 covering 500,000 shares of Elicio common stock and an additional stock option on November 28, 2022 covering 5,518,873 shares of Elicio common stock. For the year ended December 31, 2022, Dr. Haqq’s annual base salary was $465,025. Under the terms of his offer letter, Dr. Haqq is also entitled to an annual allowance to be used for the rental or purchase of an apartment near Elicio’s headquarters previously in Cambridge, Massachusetts and now in Boston, Massachusetts, with such annual allowance subject to applicable taxes. We have agreed to establish an office in the San Francisco, California area to facilitate meetings and teleconferencing for Dr. Haqq. If Dr. Haqq is terminated by Elicio without cause or resigns for good reason (each as defined in his offer letter), Dr. Haqq is entitled to receive, subject to his execution of a release of claims, (i) continued base salary for six months following his termination of employment, (ii) to the extent Dr. Haqq is terminated after June 30 in a particular calendar year, a pro-rated target bonus (iii) accelerated vesting of the time-based vesting portion of Dr. Haqq’s RSU award that would have vested in the 12 months following his termination of employment, and (iv) to the extent Dr. Haqq timely elects COBRA coverage, an amount equal to the employer-paid premiums we would otherwise pay for similarly situated active employees for six months. Under the terms of his offer letter, Dr. Haqq’s RSU award accelerated and vested in full upon the consummation of the Merger and was settled in Elicio common stock immediately prior to the consummation of the Merger.

Dr. Annette Matthies

Pursuant to the terms of Dr. Matthies’ offer letter, Dr. Matthies is entitled to an annual base salary of $340,000, which is subject to modification from time to time at the discretion of the board of directors, is eligible to receive an annual performance bonus with a target achievement of 40% of her base salary, as determined by Elicio’s Board, and an initial stock option grant, which was granted on February 1, 2021 covering 1,416,166 shares of Elicio’s common stock, an additional stock option grant, which was granted on March 31, 2022 covering 100,000 shares of Elicio’s common stock, and an additional stock option grant, which was granted on November 28, 2022 covering 3,025,613 shares of Elicio’s common stock. For the year ended December 31, 2022, Dr. Matthies’ annual base salary was $353,600. If Dr. Matthies is terminated by Elicio without cause or resigns for good reason (each as defined in her offer letter), in addition to any earned base salary and unused vacation benefits, Dr. Matthies is entitled to receive continued base salary for six months following her termination of employment in exchange for her execution of a release of claims.

The foregoing descriptions of the Elicio Executive Agreements are not complete and are subject to and qualified in its entirety by reference to such agreements, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto and are incorporated herein by reference.

Consulting Agreements with Resigning Elicio Directors

In connection with the consummation of the Merger, each of Daniel Geffken and Daphne Karydas resigned from Elicio’s board of directors, effective as of the effective time of Merger. On June 1, 2023, Elicio entered into consulting agreements with each of Mr. Geffken and Ms. Karydas pursuant to which each of Mr. Geffken and Ms. Karydas will provide consulting advice as requested by the Company regarding Company growth opportunities, business strategies, problem solving and collaborative teamwork, and engagement with the investment community.  As compensation for the services under their consulting agreement, each of Mr. Geffken and Ms. Karydas will be paid $800 per hour, and their previously awarded outstanding options will continue to vest during the term of the consulting agreement. Either party to the consulting agreement has the right to terminate the agreement with or without cause upon 30 days prior written notice.

Equity Plans

Elicio 2012 Equity Incentive Plan and Elicio 2022 Equity Incentive Plan

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, the Company assumed the Elicio Plans and all of the stock options issued and outstanding under the Elicio Plans. From and after the effective time of the Merger, each outstanding Elicio stock option assumed by the Company may be exercised solely for a number of shares of the Company’s common stock as determined by multiplying (i) the number of shares of Elicio capital stock that were subject to such Elicio stock option, as in effect immediately prior to the effective time of the Merger, by (ii) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of the Company’s common stock, at a per share exercise price determined by dividing (A) the per share exercise price of Elicio capital stock subject to such Elicio stock option, as in effect immediately prior to the effective time of the Merger, by (B) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any Elicio stock option assumed by the Company will continue in full force and effect and the term, exercisability, vesting schedule, accelerated vesting provisions, and any other provisions of such Elicio stock option will otherwise remain unchanged; provided, however, that the Company’s board of directors or a committee thereof will succeed to the authority and responsibility of Elicio’s board of directors or any committee thereof with respect to each Elicio stock option assumed by the Company.

Pursuant to the terms of the Merger Agreement, the Company is obligated to file a registration statement on Form S-8 to register the shares of the Company’s common stock issuable upon exercise of such Elicio stock options promptly, but no later than 30 days following the effective time of the Merger.

The foregoing description of the Elicio Plans do not purport to be complete and is qualified in its entirety by reference to the text of the Elicio Plans, forms of incentive stock option notice and agreement, non-qualified stock option notice and agreement and restricted stock agreement and restricted stock purchase agreement, a copies of which are attached to this Current Report on Form 8-K as Exhibit 10.5 and 10.6 hereto and are incorporated herein by reference.

Agreements with Directors and Officers

Indemnification Agreements

The Company has entered into indemnification agreements with certain of its directors and executive officers. The indemnification agreements will require the Company to indemnify these individuals to the fullest extent not prohibited by Delaware law. There is no pending litigation or proceeding naming any of the Company’s directors or officers to which indemnification is being sought, and the Company is not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer. The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the text of the form of indemnification agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.8.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

To the extent required by Item 5.03 of Form 8-K, the information contained in Item 2.01 and Item 3.03 of this Current Report on Form 8-K is incorporated by reference herein.

Immediately prior to the consummation of the Merger, on June 1, 2023, Angion filed the Name Change Amendment changing its name from “Angion Biomedica Corp.” to “Elicio Therapeutics, Inc.” The foregoing description of the Name Change Amendment is not complete and is subject to and qualified in its entirety by reference to such Name Change Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.5 hereto and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 31, 2023, Angion held a special meeting of stockholders (the “Special Meeting”) in lieu of its 2023 Annual Meeting of Stockholders to consider six proposals related to the election of directors, appointment of Angion’s independent registered public accounting firm for the fiscal year ending December 31, 2023 and matters related to Angion’s previously announced Merger with Elicio, pursuant to the Merger Agreement. Each of Angion’s proposals was approved by the requisite vote of Angion’s stockholders as described below. The closing of the Merger and the related transactions contemplated by the Merger Agreement were completed on June 1, 2023.

At the close of business on April 17, 2023, the record date for the Special Meeting, there were 30,114,190 shares of Angion common stock issued and outstanding. The holders of a total of 24,427,408 shares of Angion common stock were represented at the Special Meeting by proxy or by attendance at the virtual meeting, representing approximately 81.1% of issued and outstanding Angion common stock as of the record date, which total constituted a quorum for the Special Meeting in accordance with Angion’s bylaws.

The final voting results for each of the proposals voted upon at the Special Meeting is set forth below. Brokers had discretionary authority to vote for Proposal Nos. 2 and 5 for the shares of the Angion common stock held in street name, and as a result, no broker non-votes were received for Proposal Nos. 2 and 5. For more information on the proposals voted upon at the meeting, please refer to Angion’s proxy statement/prospectus/information statement for the Special Meeting, included in the Registration Statement on Amendment No. 4 to Form S-4, originally filed with the Securities and Exchange Commission on April 26, 2023 and declared effective by the Securities and Exchange Commission on April 28, 2023.

Proposal 1. To approve the issuance of shares of Angion capital stock pursuant to the Merger, which will represent more than 20% of the shares of Angion common stock outstanding immediately prior to the Merger and result in a change of control of Angion, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b):

17,841,302 For	1,109,168 Against	74,010 Abstain	5,402,928 Broker Non-Votes

Proposal 2. To approve an amendment to the amended and restated certificate of incorporation of Angion to effect a reverse stock split of Angion common stock at a ratio within the range between 5-for-1 to 30-for-1:

22,792,786 For	449,015 Against	1,185,607 Abstain	0 Broker Non-Votes

Proposal 3. To approve an amendment to the Angion amended and restated certificate of incorporation of Angion to provide for the exculpation of officers:

17,192,853 For	248,833 Against	1,582,794 Abstain	5,402,928 Broker Non-Votes

Proposal 4. To elect the Angion Board nominees, Itzhak Goldberg, M.D., F.A.C.R. and Allen R. Nissenson, M.D., to the Angion Board in the class of directors to hold office until the 2026 Annual Meeting of Stockholders:

Name	Votes For	Votes Withheld	Broker Non-Votes
Itzhak Goldberg, M.D., F.A.C.R.	18,180,899	843,581	5,402,928
Allen R. Nissenson, M.D.	18,214,543	809,937	5,402,928

While the stockholders of Angion voted for the election of Dr. Goldberg, because the merger was completed, the board of directors was reconstituted as provided in Merger Agreement. Please refer to Item 5.02 of this consent Report on Form 8-K.

Proposal 5. To ratify the selection of Moss Adams LLP as Angion’s independent registered public accounting firm for the fiscal year ending December 31, 2023:

24,338,906 For	10,106 Against	78,396 Abstain	0 Broker Non-Votes

Item 7.01	Regulation FD Disclosures.

On June 1, 2023, Angion issued a press release announcing the anticipated completion of the reverse stock split. A copy of Angion’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 and the accompanying exhibit is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18. Furthermore, the information contained in this Item 7.01 and the accompanying exhibit shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 8.01.	Other Events

On June 1, 2023, the Company issued a press release announcing the closing of the Merger. The press release contains statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth therein. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The Company’s Business Section, the Company’s Risk Factors Section and the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations Section are filed herewith as Exhibits 99.3, 99.4 and 99.5, respectively, and incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K and the exhibits attached hereto contain forward-looking statements within the meaning of the Private Securities Litigation Reform of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Current Report on Form 8-K and the exhibits attached hereto, including statements regarding the Company’s strategy, future operations, future financial position, future revenues, projected costs, prospectus, plans, objectives of management and expected market growth, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goals,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “target,” “possible,” “will,” “would,” “could,” “should,” and the negative version of these words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. For example, statements concerning the Company’s business, strategy, future operations, the advancement of the Company’s product candidates and product pipeline, and the clinical development of the Company’s product candidates, including expectations regarding timing of initiation and results of clinical trials are forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation: (i) risks associated with the possible failure to realize certain anticipated benefits of the Merger, including with respect to future financial and operating results; (ii) the effect of the completion of the Merger on the Company’s business relationships, operating results and business generally; (iii) the ability of the Company to obtain, maintain and protect its intellectual property rights related to its product candidates; (iv) the Company’s ability to advance the development of its product candidates under the timelines it anticipates in planned and future clinical trials; (v) the Company’s ability to replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of its product candidates; (vi) the Company’s ability to realize the anticipated benefits of its research and development programs, strategic partnerships, research and licensing programs and academic and other collaborations; (vii) regulatory requirements or developments and the Company’s ability to obtain and maintain necessary approvals from the U.S. Food and Drug Administration and other regulatory authorities; (viii) changes to clinical trial designs and regulatory pathways; (ix) risks associated with the Company’s ability to manage expenses; (x) changes in capital resource requirements; (xi) risks related to the inability of the Company to obtain sufficient additional capital to continue to advance its product candidates and its preclinical programs; and (xii) legislative, regulatory, political and economic developments.

The Company may not actually achieve the plans, intentions or expectations disclosed in the Company’s forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. The Company has included important factors in the cautionary statements included in the Risk Factors Section filed as Exhibit 99.4 to this Current Report on Form 8-K, that the Company believes could cause actual results or events to differ materially from the forward-looking statements that made in this Current Report on Form 8-K and the exhibits attached hereto. Such forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures or investments the Company may make or enter into. You should read this Current Report on Form 8-K and the documents filed as exhibits hereto completely and with the understanding that the Company’s actual future results may be materially different from what the Company expects. The forward-looking statements contained in this Current Report on Form 8-K are made as of the date of this report, and the Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The financial statements and information required by this Item 9.01(a) will be filed by amendment to this report not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The financial statements and information required by this Item 9.01(b) will be filed by amendment to this report not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit No.	Description

2.1¥
Agreement and Plan of Merger and Reorganization, dated as of January 17, 2023, by and among Angion Biomedica Corp., Arkham Merger Sub, Inc. and Elicio Therapeutics, Inc. (incorporated by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39990) filed with the SEC on January 17, 2023).

3.1
Amended and Restated Certificate of Incorporation of Angion Biomedica Corp. (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-39990) filed with the SEC on March 17, 2023).

3.2	Certificate of Merger
3.3	Certificate of Amendment, dated June 1, 2023 to the Amended and Restated Certificate of Incorporation of Angion Biomedica Corp. to implement the Reverse Stock Split.
3.4	Certificate of Amendment, dated June 1, 2023 to the Amended and Restated Certificate of Incorporation of Angion Biomedica Corp. to implement Officer Exculpation.
3.5	Certificate of Amendment, dated June 1, 2023 to the Amended and Restated Certificate of Incorporation of Angion Biomedica Corp. to implement the name change.
10.1+
Employment Agreement between Elicio Therapeutics, Inc. and Robert Connelly, dated November 15, 2018 (incorporated by reference from Exhibit 10.29 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-269741) filed with the SEC on March 29, 2023).

10.2+	Offer Letter between Elicio Therapeutics, Inc. and Brian Piekos, dated May 9, 2023.
10.3+
Offer Letter between Elicio Therapeutics, Inc. and Dr. Christopher Haqq, dated September 29, 2019 (incorporated by reference from Exhibit 10.30 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-269741) filed with the SEC on March 29, 2023).

10.4+
Offer Letter between Elicio Therapeutics, Inc. and Dr. Annette Matthies, dated January 12, 2021 (incorporated by reference from Exhibit 10.31 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-269741) filed with the SEC on March 29, 2023).

10.5+
Employment Letter, by and between Elicio Therapeutics, Inc. and Peter DeMuth, dated as of April 13, 2022 (incorporated by reference from Exhibit 10.32 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-269741) filed with the SEC on March 29, 2023)

10.6+
Elicio Therapeutics, Inc. 2012 Equity Incentive Plan, as amended (incorporated by reference from Exhibit 10.27 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-269741) filed with the SEC on March 29, 2023).

10.7+
Elicio Therapeutics, Inc. 2022 Equity Incentive Plan, as amended (incorporated by reference from Exhibit 10.28 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-269741) filed with the SEC on March 29, 2023).

10.8	Form of Indemnification Agreement between the Company and each of its directions and officers.
10.9†
Exclusive Patent License Agreement, dated January 22, 2016, by and between Elicio Therapeutics, Inc. and the Massachusetts Institute of Technology, as amended (incorporated by reference from Exhibit 10.25 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-269741) filed with the SEC on March 29, 2023).

10.10†
Supply and Non-Exclusive License Agreement by and between Elicio Therapeutics, Inc. and Regeneron Pharmaceutics, Inc., dated as of May 11, 2022 (incorporated by reference from Exhibit 10.26 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-269741) filed with the SEC on March 29, 2023).

10.11
Note Purchase Agreement, dated January 17, 2023, by and between Elicio Therapeutics, Inc. and Angion Biomedica Corp., and Form of Promissory Note (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39990) filed with the SEC on January 17, 2023).

10.12
Lease between Elicio Therapeutics, Inc. and RREF II 451D, LLC dated July 21, 2021 (incorporated by reference from Exhibit 10.34 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-269741) filed with the SEC on March 29, 2023).

10.13	Information Rights Letter, dated May 30, 2023, by and between Clal Biotechnology Industries Ltd. and Elicio Therapeutics, Inc.
16.1	Letter from Moss Adams LLP dated June 1, 2023.
99.1	Press Release dated June 1, 2023, regarding the reverse stock split.
99.2	Press Release dated June 1, 2023, regarding the closing of the Merger.
99.3	Business Section of Elicio Therapeutics, Inc.

99.4	Risk Factors of Elicio Therapeutics, Inc.
99.5	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Elicio Therapeutics, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

¥	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

+	Indicates management contract or compensatory plan.

†	Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2023	Elicio Therapeutics, Inc.

	By:	/s/ Brian Piekos
	Name:	Brian Piekos
	Title:	Chief Financial Officer